Exhibit 99.1

Crown Electrokinetics Completes Restructuring of Balance Sheet

Los Angeles, California, June X, 2023 (GLOBE NEWSWIRE) -- Crown Electrokinetics Corp. (NASDAQ: CRKN) ("Crown" or the "Company"), a leading smart glass technology company and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks, today announced that it has entered into a series of agreements with existing shareholders and note holders.

Crown has established a new series of Preferred stock and taken the appropriate steps to repay, retire, or exchange all of its existing debt notes for the new preferred equity. Additionally, the Line of Credit will be paid down. The retirement of existing debt, including the $5.4 million convertible notes issued in October 2022, will also allow the company to operate without restrictive covenants typically associated with convertible notes.

Joel Krutz, Crown Electrokinetics CFO stated, “We see considerable near term-growth opportunities in our fiber optics division and this deleveraging and strengthening of our balance sheet is a critical step towards capitalizing on these. We are grateful for the support of our existing investors in effecting this restructure and look forward to executing on our growing customer pipeline in the coming quarters.”

The Company has filed an 8K with the Securities and Exchange Commission providing further detail of the restructuring, available at the Company’s website in the investors section.

About Crown Electrokinetics

Crown is a smart glass technology company and the creator of our Smart Window Insert and an expert in both designing and installing distributed antenna systems (DAS) and constructing fiber optic networks.

Safe Harbor Statement:

Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Crown Electrokinetic Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Crown Electrokinetics

IR Email: info@crownek.com

Source: Crown Electrokinetics: www.crownek.com